Exhibit 10.1

March 27, 2017

CVI Investments, Inc. c/o Heights Capital Management

101 California Street

Suite 3250

San Francisco, CA 94111

Attention:	Martin Kobinger,
Investment Manager

Re:	Waiver and Consent with respect to the Securities Purchase Agreement and Warrants

Dear Sirs:

Reference is hereby made to that certain Securities Purchase Agreement, dated August 30, 2016, by and among Ampio Pharmaceuticals, Inc., a Delaware corporation with headquarters located at 373 Inverness Parkway, Suite 200, Englewood, Colorado 80112 (the “Company”), the investor signatory hereto (“you” or the “Investor”) and certain other buyers signatory thereto (the “Securities Purchase Agreement”), pursuant to which you acquired, among other things, certain warrants to purchase shares of Common Stock (as defined in the Securities Purchase Agreement) (the “Warrants”) in accordance with the terms of Warrants. Capitalized terms not defined herein shall have the meaning as set forth in the Securities Purchase Agreement or the Warrants, as applicable.

Pursuant to Section 2(g) of the Warrants, we hereby provide you with notice that the Company desires your consent pursuant to Section 2(g) of the Warrants (the “Consent”), to lower the Exercise Price of your Warrants for each date after the Effective Time (as defined below) (each, a “Exercise Price Reduction”), effective (the “Effective Time”) as of the time of your execution of this letter, to $0.40 (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events, the “New Exercise Price”).

The Company further requests that you waive all of your rights pursuant to Section 2(b) of the Warrants with respect to any future Dilutive Issuance by the Company or any of its Subsidiaries, and Section 2(d) relating to the issuance by the Company of Variable Price Securities (the “Warrant Waivers”). In addition, the Company requests that you waive Section 4(p) of the Securities Purchase Agreement relating to the prohibition of Variable Rate

Transactions (the “SPA Waiver” and together with the Warrant Waivers, collectively the “Waivers”). The Waivers are permanent and shall be deemed amendments to the Warrants and Securities Purchase Agreement.

As additional consideration for the Consent, Exercise Price Reduction and Waiver, the Company hereby agrees that for the period commencing on the date hereof and ending on the date immediately following the 10th Trading Day after the date of your execution of this letter (the “Restricted Period”), neither the Company nor any of its Subsidiaries shall, directly or indirectly, issue, or sell (or announce any issuance or sale), directly or indirectly, any equity security or any equity-linked or related security (including, without limitation, any “equity security” (as that term is defined under Rule 405 promulgated under the 1933 Act)), any Convertible Securities (as defined below), any debt, any preferred stock or any purchase rights (in each case, other than Excluded Securities (as defined in the Securities Purchase Agreement).

Please execute this letter in the signature block below if you agree to the Consent, Exercise Price Reduction and the Waiver.

The Company shall, on or before 8:30 a.m., New York City time, on the first business day after the date of this letter, issue a press release and Current Report on Form 8-K disclosing all material terms of the transactions contemplated hereby and attaching the form of this letter as an exhibit thereto (collectively with all exhibits attached thereto, the “Press Release”). From and after the issuance of the Press Release, the Investor shall not be in possession of any material, nonpublic information received from the Company or any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents, that is not disclosed in the Press Release. In addition, effective upon the issuance of the Press Release, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any letter, whether written or oral, between the Company, any of its subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and the Investor or any of its affiliates, on the other hand, shall terminate and be of no further force or effect. The Company understands and confirms that the Investor will rely on the foregoing representations in effecting transactions in securities of the Company.

Section 9 of the Securities Purchase Agreement is hereby incorporated by reference herein, mutatis mutandis.

If you have any questions regarding the foregoing, please feel free to contact the Company’s chief financial officer at (720) 437-6500 or by email to ggould@ampiopharma.com.

Sincerely, AMPIO PHARMACEUTICALS, INC.

By:	/s/ Michael Macaluso
Name: Michael Macaluso Title: CEO

As evidenced by the below signature, the Investor hereby agrees to the Consent, Exercise Price Reduction and the Waiver as of this 27th day of March, 2017:

CVI INVESTMENTS, INC.

By:	/s/ Martin Kobinger
Name: Martin Kobinger Title: Investment Manager